Certain identified information has been omitted from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXECUTION COPY

POWER PURCHASE AGREEMENT

BETWEEN

LUMINANT ET SERVICES COMPANY LLC

AND

TCDC POWERCO LLC

This POWER PURCHASE AGREEMENT (this “PPA”) is entered into this 17th day of September, 2026 (“Effective Date”), by and between (a) Luminant ET Services Company LLC, a Texas limited liability company (“Seller”), and (b) TCDC PowerCo LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller’s Affiliate owns and operates a 1,180 megawatt natural gas fired electric generating facility located in Odessa, Texas (the “Odessa Plant”);

WHEREAS, Buyer intends to locate its data center (the “Buyer Facility”) on property near the Odessa Plant;

WHEREAS, Buyer’s Affiliate, Texas Critical Data Centers LLC, and Seller’s Affiliate, Vistra Operations Company LLC, have entered into that certain Development Framework Agreement dated September 17, 2026 (the “DFA”), pursuant to which, among other things, the Parties or their respective Affiliates have agreed to negotiate in good faith and use commercially reasonable efforts to enter into the Phase 1 Purchase and Sale Agreement and the Phase 2 Purchase and Sale Agreement, each as defined in the DFA; and

WHEREAS Seller desires to sell and deliver to Buyer at the Point of Delivery Energy produced by the Odessa Plant or as otherwise agreed herein, and the Parties may discuss future opportunities for expansion or an additional phase at or near the Buyer Facility, or such other place and subject to such terms as the Parties may mutually agree, each in their sole discretion.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree to the following:

Article 1
– DEFINITIONS AND RULES OF INTERPRETATION
1.1
Rules of Construction. Except as otherwise provided in this PPA, the capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this PPA. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

(A)
References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this PPA.
(B)
The Exhibits attached hereto are incorporated in and are intended to be a part of this PPA; provided, that in the event of a conflict between the terms of any Exhibit and the terms of this PPA, the terms of this PPA shall take precedence.
(C)
The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this PPA.
(D)
Use of the words “include” or “including” or similar words shall be interpreted as “including but not limited to” or “including, without limitation.”
(E)
References to currency, including references to “dollars”, or the use of “$”, shall be to United States Dollars.
1.2
Definitions. Terms used in this PPA have the meanings set forth in this Section 1.2. For purposes of convenience, this Section 1.2 identifies certain terms used in this PPA that are intended to have the meanings set forth for such terms (or applicable successor terms) in the ERCOT Protocols. The following terms shall have the meanings set forth herein:
“4CP” has the meaning ascribed to such term in the Oncor Electric Delivery Company LLC Tariff for Retail Delivery Service; provided, however, if the PUCT changes the methodology for allocating transmission-related charges through a change in Applicable Law, the process described in Article 10 shall apply.
“Acceptable Security” means, (a) with respect to Buyer, the following types of security: (i) for the Independent Amount, a Letter of Credit and (ii) for the remaining Buyer Credit Support Amount, a Guaranty in an amount not to exceed Eighty-Two Million Eight Hundred Thousand Dollars ($82,800,000), and/or cash, a Letter of Credit or such other form of credit support mutually agreed upon by the Parties and (b) with respect to Seller, a Guaranty.
“Affiliate” of any named person or entity means any other person or entity that controls, is under the control of, or is under common control with, the named entity. The term “control” (including the terms “controls”, “under the control of” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a person or entity, whether through ownership interest, by contract or otherwise.
“Applicable Law” means all applicable laws, statutes, treaties, codes, ordinances, regulations, certificates, orders, licenses and permits of any Governmental Authority, now in effect or hereafter enacted, amendments to any of the foregoing, interpretations of any of the foregoing by a Governmental Authority having jurisdiction, and all applicable judicial, administrative, arbitration and regulatory decrees, judgments, injunctions, writs, orders, awards or like actions (including those relating to human health, safety, the natural environment or otherwise).

“Bankruptcy Event” means with respect to a Party, that either:
(c)
such Party has (i) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) admitted in writing its inability, or be generally unable, to pay its debts as such debts become due; (iii) made a general assignment for the benefit of its creditors; (iv) commenced a voluntary case under any bankruptcy law; (v) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; (vi) failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against such Party in an involuntary case under any bankruptcy law; or (vii) taken any corporate or other action for the purpose of effecting any of the foregoing; or
(d)
a proceeding or case has been commenced without the application or consent of such Party in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of debts or, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Party under any bankruptcy law, and such proceeding or case has continued undefended, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days.
“Business Day” means any calendar day that is not a Saturday, a Sunday, or a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Credit Support” has the meaning set forth in Section 8.1.
“Buyer’s Credit Support Amount” means (e) an amount equal to One Hundred Sixteen Million Dollars ($116,000,000.00), in the form of a Letter of Credit (the “Independent Amount”) and (f) an additional amount equal to the Seller Exposure Amount in the form of Acceptable Security.
“Buyer Downgrade Event” means any of the following events have occurred during the Term with respect to Buyer or its guarantor:
(g)
Buyer or its guarantor’s Credit Rating is below the Investment Grade Credit Rating;
(h)
Buyer or its guarantor ceases to be rated by S&P, Fitch and Moody’s;
(i)
Buyer’s or its guarantor’s Tangible Net Worth falls below [***]; or
(j)
any event or circumstance has occurred that causes Seller, acting in a commercially reasonable manner, to determine that Seller’s exposure to Buyer under this PPA has materially increased in credit or performance risk.

“Buyer Facility” has the meaning set forth in the recitals.
“Buyer Taxes” has the meaning set forth in Section 16.3.
“Calculation Date” means any Business Day on which Seller determines the Seller Exposure Amount.
“Catastrophic Event” means an event that prevents Seller from delivering Energy from both the Odessa Plant and the ERCOT grid to the Point of Delivery.
“Change in Law” has the meaning set forth in Section 10.1.
“Code” means the U.S. Internal Revenue Code of 1986, including applicable rules and regulations promulgated thereunder, as amended from time to time.
“Contract Quantity” means a minimum of two hundred megawatts (200 MW) up to a maximum of two hundred seven megawatts (207 MW), during each hour of each day, during the applicable period.
“Contract Year” means each twelve (12)-month period commencing as of the Delivery Date and each anniversary thereafter.
“Costs” means, with respect to the Non-Defaulting Party, brokerage fees, commissions and other similar third-party transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace this PPA; and all reasonable attorneys’ fees and other direct expenses incurred by the Non-Defaulting Party in connection with the termination of this PPA.
“Credit Rating” means, with respect to a Person, on any date of determination, the respective rating then assigned to such Person’s senior unsecured long-term debt or deposit obligations (not supported by Third Party credit enhancement) by S&P, Moody’s or Fitch, or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer default rating by Fitch, or the issuer rating or corporate family rating by Moody’s, or the corporate issuer rating or corporate credit rating by S&P.
“Credit Support” means collectively, Seller Credit Support and Buyer Credit Support.
“Customer Rules” has the meaning set forth in Section 16.2.
“Data Center Lessee” means any Person that leases a data center facility at or adjacent to the Buyer Facility and has been designated by Buyer in a written notice to Seller.
“Defaulting Party” means the Party in default under Section 9.1 or 9.2, as applicable.

“Delivery Commencement Deadline” means December 31, 2027.
“Delivery Date” has the meaning set forth in Section 4.1(A).
“Due Date” has the meaning set forth in Section 6.2.
“Early Termination Date” has the meaning set forth in Section 9.3(A).
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Guarantor” means, (k) with respect to Buyer or the Data Center Lessee, an entity that has an Investment Grade Credit Rating and Tangible Net Worth of [***], and (l) with respect to Seller, Vistra Corp.
“Energy” means the electric energy generated from the Odessa Plant, if the Odessa Plant is available to produce electric energy, or otherwise from any available source or from the ERCOT grid, as determined by Seller in its sole discretion, pursuant to the terms and conditions hereunder and delivered to the Point of Delivery.
“Environmental Emissions” means the emission, discharge or release of any substance into the environment, whether or not such substance is controlled or regulated as of the Effective Date, including NOx, SO2 and greenhouse gases.
“ERCOT” means the Electric Reliability Council of Texas, Inc. or its successor in function.
“ERCOT Protocols” means the document, including any attachments, guides and other binding documents or exhibits referenced in that document, as amended from time to time, that contains the scheduling, operating, planning, reliability and settlement (including customer registration) policies, rules, guidelines, procedures, standards and criteria of ERCOT and as approved by ERCOT, as amended from time to time.
“Event of Default” means the events and conditions set forth in Sections 9.1 and 9.2, as applicable.
“Financing” means construction, interim and/or long-term financing (including any refinancing of the foregoing) on terms acceptable to Seller (with respect to the Odessa Plant) or Buyer (with respect to the Buyer Facility), the proceeds of which, including debt and equity, finance the costs of the Odessa Plant or the Buyer Facility, as applicable, including a non-recourse financing.
“Financing Parties” means lenders, any lessor under a leveraged lease transaction or equity (including tax equity) investors, and any trustee or agent of such lenders, lessors or equity investors (including their respective consultants, accountants, agents and counsel) providing equipment, development, bridge, construction, interim, long term, sale-leaseback or permanent equity or debt financing or refinancing of the equipment, or the development, construction, ownership, leasing, operation or maintenance (including working capital) of the

Buyer Facility or the Odessa Plant, as applicable, whether such financing or refinancing takes the form of private debt or equity, public debt or equity or any other form.
“Fitch” means Fitch Ratings Ltd., or its successor.
“Force Majeure” has the meaning set forth in Section 12.1(A).
“Gains” means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this PPA, determined in a commercially reasonable manner.
“Gas Daily Waha” means the Gas Daily Midpoint price published for each gas day by Platt’s Gas Daily under the heading “Final Daily Price Survey” “Southwest” “Waha” during the Term. If Gas Daily Waha does not publish, the gas price will be negotiated by the Parties and agreed to in writing.
“Gas Price” means Gas Daily Waha plus [***].
“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.
“Guaranty” means a guaranty issued by an Eligible Guarantor of either (m) Buyer or the Data Center Lessee, as applicable, which guaranty shall be capped in the amount of Eighty-Two Million Eight Hundred Thousand Dollars ($82,800,000), or (n) Seller, which guaranty shall be capped by the Seller’s Credit Support Amount, in each case substantially in the form attached hereto as Exhibit B or such other form as reasonably acceptable between the Parties.
“Income Taxes” means (o) all taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise taxes and any capital gains and alternative minimum taxes, but excluding ad valorem, property, excise, sales, use, value added, real or personal property transfer or other similar taxes), (p) taxes based upon, measured by or calculated with respect to multiple bases (including corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based, measured by or calculated with respect to is included in clause (a) above or (q) withholding taxes measured with reference to or as a substitute for any tax included in clauses (a) or (b) above.
“Indemnified Party” has the meaning set forth in Section 14.1.
“Indemnifying Party” has the meaning set forth in Section 14.1.
“Independent Amount” has the meaning set forth in the definition of Buyer Credit Support Amount.
“Initial Term” has the meaning set forth in Section 2.1.

“Interest Rate” means, for any date, the lesser of (r) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published), plus [***] and (s) the maximum rate permitted by applicable law.
“Investment Grade Credit Rating” means a Credit Rating equal to or better than BBB- from S&P, Baa3 from Moody’s or BBB- from Fitch.
“Letter of Credit” means one or more irrevocable, transferable standby letters of credit in a form reasonably acceptable to the Party in whose favor the letter of credit is issued, issued by a U.S. commercial bank or a U.S. branch of a foreign bank, in each case, with a Credit Rating of at least A- from S&P or A3 from Moody’s, and at least [***] in assets, and as described more specifically in Section 8.4.
“Letter of Credit Default” means, with respect to an outstanding Letter of Credit, the occurrence of any of the following events: (t) the issuer of the Letter of Credit ceases to be a Qualified Issuer; (u) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period; (v) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (w) such Letter of Credit shall expire or terminate, or there shall be thirty (30) or less days remaining until the expiration of such Letter of Credit, or such Letter of Credit shall fail or cease to be in full force and effect at any time during the term of the Agreement; or (x) the issuer of the Letter of Credit has a Bankruptcy Event or any event analogous to an event specified in the definition of the term “Bankruptcy Event” occurs with respect to the issuer of the Letter of Credit.
“Load Quality Parameters” has the meaning set forth in Section 4.4(A).
“Losses” means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this PPA, determined in a commercially reasonable manner.
“MDMA” has the meaning set forth in Section 4.3(A).
“Moody’s” means Moody’s Investor Services, Inc. or its successor.
“MW” means megawatt.
“MWh” means megawatt hour.
“MWh Rate” means for each MWh of Energy, an amount equal to (y) the Spark Value, plus (z) the product of the Plant Heat Rate multiplied by the Gas Price, plus (aa) O&M, as such components may be adjusted in accordance with this PPA.
“NERC” means North American Electric Reliability Corporation, its regional enforcement entities, and any successor thereto.

“Non-Defaulting Party” has the meaning set forth in Section 9.3(A).
“O&M” means the operations and maintenance component included in the MWh Rate, initially equal to [***], unless otherwise agreed in writing by the Parties.
“Odessa Plant” has the meaning set forth in the recitals.
“Operating Committee” has the meaning set forth in Section 7.1.
“Operating Rules” has the meaning set forth in Section 5.2.
“Other Pass-Through Amounts” has the meaning set forth in Section 5.1(A).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any individual, body corporate, association, partnership, firm, trust, organization, joint venture, fund, estate, trust, syndicate, Governmental Authority or any other entity (in each case whether or not having separate legal personality).
“Phase 1 Construction Costs” has the meaning set forth in the DFA.
“Phase 1 PSA Deadline” has the meaning set forth in the DFA.
“Phase 1 Purchase and Sale Agreement” has the meaning set forth in the DFA.
“Phase 2 Purchase and Sale Agreement” has the meaning set forth in the DFA.
“Phase 2 Purchase and Sale Agreement Date” mean the date in which the Parties or their Affiliates have executed the Phase 2 Purchase and Sale Agreement.
“Plant Heat Rate” means [***], unless otherwise agreed in writing by the Parties.
“Pledgor” has the meaning set forth in Section 8.4.
“Point of Delivery” means the physical point of interconnection the termination on the line side of the [***] air switch..
“PPA” means this Power Purchase Agreement between Seller and Buyer, including the Exhibits attached hereto, as may be amended, amended and restated, supplemented or modified from time to time.
“Proprietary Information” has the meaning set forth in Section 16.16.
“PUCT” means the Public Utility Commission of Texas and any successor thereto.

“Qualified Issuer” means (bb) a U.S. chartered bank with United States based assets of at least [***], having a credit rating on its senior unsecured debt of (i)(A) “A3” or higher from Moody’s or (B) “A-” or higher from S&P, or (ii) if rated by both Moody’s and S&P, both clause (i)(A) and clause (i)(B), or (cc) a bank mutually agreed to by both Parties. Qualified Issuer shall exclude any issuer that fails to honor Buyer’s draw request on a Letter of Credit or that has disaffirmed, disclaimed, repudiated or rejected, in whole or in part, or has challenged the validity of, a Letter of Credit.
“Renewal Term” has the meaning set forth in Section 2.1.
“Replacement Power” has the meaning set forth in Section 5.1(C).
“Replacement Price” means the price, on a per MWh basis, at which Buyer, acting in a commercially reasonable manner, purchases at the Point of Delivery a replacement for any Energy required to be delivered hereunder but not delivered by Seller, plus (dd) costs reasonably incurred by Buyer in purchasing such substitute Energy (including but not limited to reasonable agency or finder fees) and (ee) additional transmission charges and any Oncor transformer tariff-related charges (as described in the Oncor Electric Delivery Company LLC Tariff for Transmission Service), if any, reasonably incurred by Buyer to the Point of Delivery, or at Buyer’s option, the market price at the Point of Delivery for such product not delivered as determined by Buyer in a commercially reasonable manner; provided, however, such price shall not include any penalties, 4CP charges, or any 4CP-related ratcheted demand.
“Responsible Party” has the meaning set forth in Section 5.2.
“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.
“Scheduled Maintenance Outage” means a time period during which any portion of the Odessa Plant is shut down for maintenance that results in a reduction of output from the Odessa Plant that would reduce the amount of power generated, as agreed upon by the Parties.
“Seller” has the meaning set forth in the Preamble.
“Seller Credit Support” has the meaning set forth in Section 8.2.
“Seller’s Credit Support Amount” means an amount equal to [***].
“Seller Exposure Amount” means, on the Calculation Date, (ff) if no Buyer Downgrade Event has occurred and is continuing, an amount equal to the current mark-to-market value of this PPA for the rolling twenty-four (24) month period from such Calculation Date as if Seller is the Non-Defaulting Party, as calculated by Seller in good faith and in a commercially reasonable manner, using midpoint values for the West Hub and without regard to amounts due to or from the Non-Defaulting Party for performance prior to such date, and (gg) if a Buyer Downgrade Event has occurred and is continuing, an amount equal to the current mark-to-market value of this PPA for the remainder of the Term from such Calculation Date as if Seller is the Non-Defaulting Party, as calculated by Seller in good faith and in a commercially reasonable manner, using midpoint values for the West Hub and without regard to amounts due to or from the

Non-Defaulting Party for performance prior to such date. The Seller Exposure Amount shall not be less than zero.
“Seller Taxes” has the meaning set forth in Section 16.3.
“Settlement Amount” has the meaning set forth in Section 6.1.
“Settlement Interval” means the period of time used by ERCOT as the basis for settlement for the relevant pricing point (e.g., RTSPP) in the ERCOT Real-Time Market.
“Shortfall Damages” has the meaning set forth in Section 4.2(A).
“Spark Value” means the fixed $/MWh component of the MWh Rate equal to [***].
“Substantive Rules” means Substantive Rules Applicable to Electric Service Providers promulgated by the PUCT, as such rules may be amended, replaced, modified, repealed or adopted from time to time.
“Surplus Energy” has the meaning set forth in Section 4.5(A).
“Take or Pay Arrangement” means, so long as Seller has made such Energy available, Buyer either accepts delivery of the Contract Quantity from Seller or pays the MWh Rate for the Contract Quantity, regardless of whether such Contract Quantity is consumed by Buyer.
“Tangible Net Worth” means total assets of a Party (or its guarantor, if applicable) less intangible assets and total liabilities of such entity. Intangible assets include benefits such as goodwill, patents, copyrights and trademarks.
“Taxes” means (hh) any and all taxes, assessments, duties, levies, imposts or other similar charges assessed or imposed by a Governmental Authority, including all income, franchise, profits, capital gains, gross receipts, sales, use, transfer, stamp, registration, recordation, value added, add-on, excise, property, environmental, alternative minimum and withholding taxes and (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a) above.
“TDSP” means transmission and distribution service provider for the Odessa Plant which is, as of the Effective Date, Oncor Electric Delivery Company LLC.
“TDSP Rate” means, for any period, all charges assessed by the TDSP on Buyer or Seller in connection with the sale or delivery of Energy to Buyer under this Agreement.
“Term” has the meaning set forth in Section 2.1.
“Termination Payment” means an amount equal to the sum of any payments then due to the Non-Defaulting Party for prior performance (net of payments owed to the Defaulting Party for prior performance), plus the Non-Defaulting Party’s Losses and Costs, on the one hand, netted against its Gains, on the other hand. If the Non-Defaulting Party’s Gains exceeds the sum of any payments then due to the Non-Defaulting Party for prior performance plus its Costs and Losses, then the Termination Payment is zero. Gains and Losses shall be calculated as the amount equal to the present value of the economic benefit or loss to the Non-Defaulting Party resulting from the termination of the PPA for the remaining term of the PPA had it not been terminated, as determined as of the Early Termination Date in a commercially reasonable manner.
“Upgrade Installation Date” means the date of completion and commercial operation of the redundant breaker installation as further described in Exhibit E, but in no event later than the deadline agreed to by the Parties in the Phase 2 Purchase and Sale Agreement.
Article 2
– TERM AND TERMINATION
2.1
Unless this PPA is terminated earlier in accordance with its terms, the obligations of Seller to deliver Energy and the obligations of Buyer to purchase Energy pursuant to this PPA shall become effective as of the Delivery Date, and shall continue for an initial term of twenty (20) years thereafter (the “Initial Term”). Following the expiration of the Initial Term, this PPA shall automatically renew for successive one (1)-year periods (each, a “Renewal Term”, and together with the Initial Term, the “Term”); provided that the MWh Rate for any Renewal Term shall be subject to change upon the mutual written agreement of the Parties, unless either Party provides written notice of non-renewal to the other Party at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable.
Article 3
– CONDITIONS PRECEDENT
3.1
The obligations of Seller to deliver Energy and the obligations of Buyer to purchase Energy pursuant to this PPA shall be subject to the satisfaction of the following conditions precedent:
(A)
The Parties or their Affiliates executed the Phase 1 Purchase and Sale Agreement by the Phase 1 PSA Deadline;
(B)
To the extent required, Seller has obtained all necessary PUCT approvals to implement and maintain a net metering arrangement under 16 Tex. Admin. Code section 25.205, including any approval needed to establish a private use network; and
(C)
Seller is ready and able to deliver Energy on a firm basis to the Point of Delivery up to the Contract Quantity; provided that Seller shall provide Buyer with written notice at least three (3) Business Days prior to the date Seller anticipates its readiness for the delivery of Energy.
3.2
If the Parties or their Affiliates have not executed the Phase 1 Purchase and Sale Agreement as set forth in 3.1(A), Seller can terminate this PPA, provided such termination notice must be sent with ten (10) Business Days of the expiration of the Phase 1 PSA Deadline. If Seller has not commenced delivery of Energy on or before the Delivery Commencement Deadline, then Buyer may, at its sole discretion and upon written notice to Seller, terminate this PPA and neither Party shall have any liability or obligation to the other Party by reason of such termination, and Buyer shall be entitled to procure electric energy from an alternative provider. Within the later of

(A) ten (10) Business Days of a termination under this Section 3.2 and (B) the date in which all the obligations of Buyer under the DFA with respect to the Phase 1 Construction Costs have been paid, Seller shall return the Acceptable Security, if any, posted by Buyer. Within ten (10) Business Days of a termination under this Section 3.2, Buyer shall return the Acceptable Security, if any, posted by Seller hereunder. Following the return of the Acceptable Security to the posting Party, neither Party shall have any obligation or liability to the other by reason of such termination.
Article 4
– DELIVERY, SCHEDULING AND METERING
4.1
Delivery and Scheduling Arrangements.
(A)
Commencing on the date on which Seller first delivers Energy to the Point of Delivery in accordance with this PPA (the “Delivery Date”) and except if there is an event of Force Majeure, Catastrophic Event or Buyer’s failure to perform, Seller shall supply to Buyer on a firm, uninterruptible basis, and Buyer shall accept from Seller, the Contract Quantity then in effect. The Parties hereby agree that sales of Energy hereunder are on a Take or Pay Arrangement. Buyer shall take or pay for the Contract Quantity that is made available to it. Unless otherwise set forth herein, Seller shall be responsible for all actions and related costs required to deliver the Energy to the Point of Delivery. As between the Parties, Seller shall have title and be deemed to be in exclusive possession and control (and responsible for any loss, damages or injury caused thereby) of all Energy prior to the Point of Delivery, and Buyer shall have title and be deemed to be in exclusive possession and control (and responsible for any loss, damages or injury caused thereby) of such Energy at and after the Point of Delivery. Each of Seller and Buyer hereby indemnifies, defends and holds harmless the other Party from any losses arising from any act, failure to act or incident relating to the Energy occurring when such Energy is under its possession and control. Seller warrants that the Energy delivered to Buyer at the Point of Delivery is free and clear of any liens and encumbrances upon delivery at the Point of Delivery.
(B)
Buyer shall be responsible for receiving Energy at the Point of Delivery.
(C)
With respect to each Contract Year during the Term:
(1)
Buyer shall provide Seller with a sixty (60)-day operational forecast prior to, or no later than 5:00 p.m. Central Prevailing Time on the last day of each month, of Buyer’s anticipated Energy requirements at the Point of Delivery;
(2)
Buyer shall provide Seller with a weekly operational forecast prior to 5:00 p.m. Central Prevailing Time the Sunday of each week;
(3)
Buyer will use commercially reasonable efforts to provide written notice to Seller as soon as reasonably practicable after information becomes available to Buyer or any event occurs that causes a discrepancy between the operational forecasts submitted by Buyer pursuant to this Section 4.1(C) and the Energy that Buyer is able to receive. Such notice shall specify the cause of such discrepancy and the amount of such discrepancy. Unless and until Seller receives any such notice from Buyer, Seller shall be considered as acting reasonably in relying on the operational forecasts provided by Buyer pursuant to this Section 4.1(C); and

(4)
Seller will use commercially reasonable efforts to provide written notice to Buyer as soon as reasonably practicable after information becomes available to Seller or any event occurs that causes a discrepancy between the operational forecasts submitted by Buyer pursuant to this Section 4.1(C) and the Energy that Seller is able to deliver. Unless and until Buyer receives any such notice from Seller, Buyer shall be considered as acting reasonably in relying on the operational forecasts Buyer provided pursuant to this Section 4.1(C).
4.2
Failure to Deliver.
(A)
If Seller fails to deliver all or part of the Energy as required hereunder, and such failure is not excused by Force Majeure, Catastrophic Event, Section 4.2(C) or by Buyer’s failure to perform (including Buyer’s failure to comply with the Load Quality Parameters), then Seller shall be liable to Buyer, on the date payment would otherwise be due from Buyer to Seller in respect of the month in which the failure occurred, an amount for such deficiency equal to the positive difference, if any, obtained by subtracting (x) the MWh Rate from (y) the Replacement Price, such difference multiplied by the deficiency volume of energy (in MWh) (the “Shortfall Damages”).
(B)
Any Shortfall Damages shall be included in the following month’s Settlement Amount and paid in accordance with the provisions set forth in Article 6.
(C)
For the avoidance of doubt, except during the period prior to the later of the Upgrade Installation Date and the Phase 2 Purchase and Sale Agreement Date, no Scheduled Maintenance Outage or other planned, scheduled or routine maintenance, refurbishment, repair or shutdown shall excuse Seller’s obligation to deliver the Contract Quantity hereunder. Prior to the later of the Upgrade Installation Date and the Phase 2 Purchase and Sale Agreement Date, Seller’s obligation to deliver the Contract Quantity shall be excused to the extent any such Scheduled Maintenance Outage or other planned, scheduled or routine maintenance, refurbishment, repair or shutdown prevents Seller’s performance hereunder.
4.3
Metering.
(A)
Buyer shall be responsible for providing, directly or through its Meter Data Management Agent (the “MDMA”) or other third-party provider, revenue quality metering at the Point of Delivery that is capable of accurately measuring Buyer’s total load. Buyer shall be responsible for and bear all costs that are associated with such metering equipment. Annually, Buyer shall arrange and be responsible for the associated costs to have the metering equipment tested and maintained to ensure accuracy within [***]. Buyer shall promptly advise Seller if the results of any annual test show an inaccuracy of more than [***]. If any annual test shows a meter to be inaccurate by more than [***], a correction shall be made on the invoice for one-half the elapsed period since the last test or for the entire period since the inaccuracy occurred if such period can be determined by the Parties.
(B)
Buyer or its MDMA shall provide to Seller, in a timeframe and format reasonably acceptable to Seller, hourly load data from the metering equipment at the Point of Delivery to enable Seller to determine the amount of Power procured under the PPA. If it is determined that actual meter data is not available, the Parties shall mutually agree on an estimation of the missing data utilizing Buyer’s historical load profile and adjusting for any known significant weather or system configuration anomalies.
4.4
Load Quality Parameters.
(A)
The Buyer will cause the Buyer Facility to meet the load quality requirements in Exhibit D (“Load Quality Parameters”). Buyer will be responsible for (1) all costs associated with repairing damage to the Odessa Plant and (2) all penalties or other charges imposed by a Governmental Authority, in either case as caused by Buyer’s failure to meet such Load Quality Parameters. Buyer acknowledges that the Odessa Plant is required to meet ERCOT voltage support and reactive power requirements, and Seller shall not be required to provide reactive power support to the Buyer Facility except as expressly agreed by the Parties in writing.
(B)
Seller is not obligated to deliver Energy to the Buyer, including any related obligation to pay Buyer for Seller’s failure to deliver the Energy, to the extent and for so long as (1) Seller is restricted (in full or in part) from delivering Energy to Buyer due to Buyer’s failure to comply with the Load Quality Parameters, or (2) any Governmental Authority requires Seller to stop selling and delivering Energy to Buyer based on its assessment that Buyer has materially failed to comply with the Load Quality Parameters.
(C)
Seller shall have the right to cease deliveries or disconnect the Buyer Facility from the Odessa Plant if Buyer fails to comply with the Load Quality Parameters and Seller, in its reasonable discretion, believes continued supply to the Buyer Facility may cause to damage to the Odessa Plant. Any such cessation or disconnection shall only be as long as reasonably necessary to avoid damage to the Odessa Plant. Buyer and Seller shall confer immediately to resolve the matter and resume deliveries.
(D)
During any period where Seller is excused from delivery or exercises Seller’s right to cease delivery or disconnect the Buyer Facility from the Odessa Plant, in each case due to Buyer’s failure to comply with the Load Quality Parameters, Seller will be deemed to have made the full Contract Quantity available to Buyer.
4.5
Surplus Energy.
(A)
For any Settlement Interval during which Seller has made all or a portion of the Contract Quantity available to Buyer, and Buyer Facility consumes less power than the amount of the Contract Quantity made available by Seller (such difference, the “Surplus Energy”), Seller shall sell such Surplus Energy to the ERCOT Real-Time market at the Real-Time Settlement Point Price (“RTSPP”) for the OECCS_CC2 node, for the account of Buyer.
(B)
If Seller sells any such Surplus Energy into the ERCOT Real-Time market, then (1) Buyer shall be deemed to have received such Surplus Energy, (2) such Surplus Energy shall count toward Buyer’s Take or Pay Arrangement and (3) Buyer shall pay Seller the MWh Rate for such Surplus Energy sold by Seller to the ERCOT Real-Time market. Seller shall credit Buyer’s account for any proceeds received by Seller from any such sales of Surplus Energy. If any sale of Surplus Energy results in a negative amount, then Seller shall invoice Buyer an amount equal to the absolute value of such negative amount.

Article 5
– OBLIGATIONS
5.1
Payment Amounts.
(A)
Energy Payment Rate. Commencing on the Delivery Date, Buyer shall pay Seller an amount equal to the MWh Rate multiplied by the quantity of MWh of Energy made available to Buyer and subject to the Take or Pay Arrangement, including Energy delivered to Buyer at the Point of Delivery. A sample calculation is set forth in Exhibit C for illustrative purposes only.
(B)
TDSP and Other Pass-Through Amounts. In addition to the MWh Rate, Buyer shall be responsible for the applicable TDSP Rate amounts and other tariff-related, transmission, distribution, ancillary service or similar pass-through charges associated with delivery of Energy to the Buyer Facility (the “Other Pass-Through Amounts”). A sample calculation is set forth in Exhibit C for illustrative purposes only.
(C)
Replacement Power. If the Odessa Plant is not capable of generating Energy for any reason but Buyer is able to receive power from the ERCOT grid (“Replacement Power”), the cost of Replacement Power procured by Seller for Buyer shall be passed through to Buyer and billed monthly in the Settlement Amount.
5.2
Compliance. Each Party shall comply with all ERCOT Protocols, NERC reliability standards and PUCT rules (“Operating Rules”) applicable to it. In the event of a Party’s failure (the “Responsible Party”) to comply with such Operating Rules, which failure is the proximate cause of the other Party incurring charges or penalties under the Operating Rules, the Responsible Party shall either pay such charges or penalties or reimburse the other Party if the other Party has paid such charges or penalties. In the event both Parties cause or penalties to be incurred, each Party shall pay its proportionate share of such charges or penalties. Both Parties agree that they will use commercially reasonable efforts and exercise reasonable diligence to minimize any charges or penalties incurred by failing to comply with the Operating Rules.
5.3
Operations Logs and Access to Facility. Buyer’s representatives shall at all reasonable times, including weekends and nights, and with reasonable prior notice, have access to the Odessa Plant to read meters as may be appropriate to facilitate the performance of this PPA. While at the Odessa Plant, such representatives shall observe the safety procedures at the Odessa Plant as may be required by Seller and shall conduct themselves in a manner that will not interfere with the construction, operation or maintenance of the Odessa Plant.
5.4
Regulatory Approvals. Seller shall, at its sole cost and expense, as soon as reasonably practicable but in any event no later than the Delivery Commencement Deadline, acquire and maintain in effect during the Term or cause its affiliate that owns the Odessa Plant to acquire and maintain, from any and all Governmental Authorities with jurisdiction over Seller and/or the Odessa Plant up to the Point of Delivery, all permits, certificates, consents, licenses, registrations and other authorizations (and any amendments thereto) necessary (A) for the ownership, operation and maintenance of the Odessa Plant in accordance with this PPA and all Applicable Laws, including but not limited to registration with the PUCT as a power generation company, (B) for the Odessa Plant to operate at the then-applicable capability required to deliver the Contract Quantity and (C) for Seller to perform its obligations under this PPA, including but not limited to certification by the PUCT as a retail electric provider. Seller shall provide Buyer with evidence of such permits, certificates, consents, licenses, registrations or authorizations upon Buyer’s reasonable request.
Article 6
– BILLING AND PAYMENT
6.1
Invoicing. Within ten (10) Business Days after the end of each month, Seller shall deliver an invoice to Buyer reflecting the amount due from Buyer to Seller (the “Settlement Amount”) and Seller’s calculations supporting the Settlement Amount and any other amounts due by either Party under this PPA. To the extent that information required to prepare an invoice is not available to Seller at the time of Seller’s invoice, Seller may issue such invoice on an estimated basis using the best available information that it has at that time and then include an adjustment pursuant to Section 6.3 to reflect the actual information in the next invoice after such information becomes available to Seller. Invoices shall be sent to Buyer as specified in Section 11.1.
6.2
Payment. Payments due by either Party shall be made by electronic funds transfer, or by wire transfer, to the account of the receiving Party as provided in Section 11.1 within ten (10) days after receipt of the notice (the “Due Date”), without deduction or set-off (except as permitted in Sections 6.5 and 6.6).
6.3
Adjustments to Invoices. In the event that either Party discovers an error in billings or payments under this PPA due to metering, billing or other errors, or a prior invoice was prepared on an estimated basis pursuant to Section 6.1, each Party shall, subject to Section 6.4, be entitled to an adjustment of the amount payable hereunder to reflect such revised price, error discovery or the availability of actual (as opposed to estimated) invoicing information. A Party that seeks an adjustment to invoices as described in this Section 6.3 must provide the other Party with notice and a description of the desired adjustment within twelve (12) months of Buyer’s receipt of the applicable invoice. Such notice shall include a calculation of the payment necessary to correct the prior invoice. Any invoice that has not been challenged pursuant to this Section 6.3 within twelve (12) months of the date it was received by Buyer shall be deemed final and not subject to adjustment under this Section 6.3. Any amounts determined to be due and payable by a Party as a result of an adjustment under this Section 6.3 shall be included in the next invoice issued in accordance with Section 6.2; provided, however, that any amounts determined to be due and payable by a Party as a result of an adjustment under this Section 6.3 after the expiration or termination of this PPA shall be due and payable within thirty (30) days after the Parties agree to the amount of such adjustment (it being acknowledged and agreed that, for purposes of determining interest under Section 6.4, the Due Date related to such adjustment shall be the Due Date related to the invoice on which such adjustment is included or thirty (30) days after the Parties agree to the amount of such adjustment, as applicable).
6.4
Interest. Any payments due under this PPA not received by the Due Date shall bear interest, at the Interest Rate, from (and including) the Due Date to (but excluding) the paid date.
6.5
Disputed Amounts. Either Party may, in good faith, dispute the correctness of any invoice rendered under this PPA (including any adjustment to an invoice under Section 6.3). In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of such invoice shall be required to be made when due, with notice of the objection given to the other Party in writing and stating the basis for the dispute, including all supporting calculations. Payment of the disputed amount shall not be required until such dispute is resolved. Upon resolution of such dispute, any required payment plus interest thereon accrued at the Interest Rate from and including the Due Date to, but excluding, the paid date, shall be included in the next invoice issued in accordance with Section 6.1.
6.6
Netting Rights. All undisputed mutual debts and payment obligations due and owing between the Parties on the same day pursuant to this PPA, including any damages, interest, and payments or credits, will be automatically satisfied and discharged through netting, and if the aggregate amount payable by one Party exceeds the aggregate amount that otherwise would have been payable by the other Party, replaced by an obligation of the Party by which the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount.
Article 7
– OPERATING COMMITTEE
7.1
Buyer and Seller shall each appoint one representative and one alternate representative to act on matters relating to the Parties’ performance obligations under this PPA and to develop operating arrangements for the methods of day-to-day communications and such other matters as may be mutually agreed upon by the Parties. Such representatives shall constitute the “Operating Committee” and shall be specified in Exhibit A. The Parties shall notify each other in writing of such appointments and any changes thereto. The Operating Committee shall have no authority to modify the terms or conditions of this PPA.
Article 8
– SECURITY FOR PERFORMANCE
8.1
Security in Support of Buyer’s Obligations.
(A)
In order to secure timely payment and performance of Buyer’s obligations under this PPA, Buyer shall provide to Seller, and maintain for the benefit of Seller, the credit support in respect of its obligations hereunder in the amount of Buyer’s Credit Support Amount (the “Buyer Credit Support”). On or before the fifteenth (15th) Business Day following the Effective Date, Buyer shall provide the Independent Amount to Seller. On or before the Delivery Date, Buyer shall provide the remaining Buyer Credit Support Amount to Seller, which shall be in the form of Acceptable Security.
(B)
Seller shall be entitled to draw upon, apply, or make demand under the Buyer Credit Support:
(1)
any Termination Payments arising upon Seller’s declaration of an Early Termination Date;
(2)
in the event that Buyer fails to make any undisputed payment when due under this PPA, including liquidated damage payments, indemnification payments, termination payments or any other payments due hereunder; and

(3)
failure of Buyer to perform any obligation under this PPA and such failure results in losses or damages to Seller.
(C)
Buyer will have five (5) days of written notice from Seller to replace any drawn or applied Buyer Credit Support with the applicable Acceptable Security as set forth herein or, in the case of the Independent Amount, the Letter of Credit.
(D)
Not earlier than ten (10) days prior to the Delivery Date, Seller shall calculate the initial Seller Exposure Amount and notify Buyer of the initial Seller Exposure Amount. Seller shall calculate the Seller Exposure Amount from time to time.
(1)
If, after such calculation, the Acceptable Security provided to Seller by Buyer, without regard to the Independent Amount, is less than the Buyer’s Credit Support Amount required under clause (a)(ii) of such definition, then Seller will notify Buyer of such deficiency and Buyer shall provide to Seller additional Acceptable Security in the amount of such deficiency with three (3) Business Days;
(2)
If, after such calculation, the Acceptable Security provided to Seller by Buyer, without regard to the Independent Amount, is greater than the Buyer’s Credit Support Amount required under clause (a)(ii), then Seller will notify Buyer of such excess and Seller shall return to Buyer Acceptable Security in the amount of such excess with three (3) Business Days.
(E)
Upon the occurrence of a Buyer Downgrade Event arising on or after the Delivery Date, Buyer shall notify Seller in writing within two (2) Business Days of becoming aware of such Buyer Downgrade Event. Seller shall, within three (3) Business Days of such notification provide Buyer with the then applicable Seller Exposure Amount calculation. Within ten (10) Business Days following the occurrence of a Buyer Downgrade Event arising on or after the Delivery Date, Buyer shall, at Seller’s election:
(1)
post cash or a Letter of Credit in an amount equal to positive difference between the Seller Exposure Amount and the Acceptable Security already provided to Seller by Buyer, without regard to the Independent Amount; or
(2)
provide other Acceptable Security as reasonably acceptable to Seller.
(F)
Seller shall return the unused portion of Buyer Credit Support to Buyer within thirty (30) days after both of the following have occurred: (1) the Term of this PPA has ended or an Early Termination Date has occurred, as applicable; and (2) all payment obligations of Seller arising under this PPA, including the Termination Payment, indemnification payments, losses or damages, and any other amounts due and owing have been paid in full (including through set-off or netting).
8.2
Security in Support of Seller’s Obligations.
(A)
In order to secure timely payment and performance of Seller’s obligations under this PPA, on or before the fifteenth (15th) Business Day following the Effective Date, Seller shall provide to Buyer, and maintain for the benefit of Buyer, credit support in respect of its obligations hereunder in the amount of Seller’s Credit Support Amount (the “Seller Credit Support”). The type of such credit support shall be Acceptable Security.
(B)
Buyer shall be entitled to draw upon, apply, or make demand under the Seller Credit Support against:
(1)
any Termination Payment arising upon Buyer’s declaration of an Early Termination Date;
(2)
in the event that Seller fails to make any undisputed payment when due under this PPA, including liquidated damage payments, indemnification payments, termination payments or any other payments due hereunder; and
(3)
failure of the Seller to perform any obligation under this PPA and such failure results in losses or damages to the Buyer.
(C)
Seller will have five (5) days of written notice from Buyer to replace any drawn or applied Seller Credit Support with Acceptable Security.
(D)
Buyer shall return the unused portion of Seller Credit Support to Seller within thirty (30) days after both of the following have occurred: (1) the Term of this PPA has ended or an Early Termination Date has occurred, as applicable; and (2) all payment obligations of Seller arising under this PPA, including the Termination Payment, indemnification payments, losses or damages, and any other amounts due and owing have been paid in full (including through set-off or netting).
8.3
Grant of Security Interest/Remedies. Each Party grants to the other Party a first priority continuing security interest, lien and right and setoff in and to all Credit Support provided by such Party, as applicable, pursuant to this PPA, in whatever form, and all proceeds and products thereof, to secure such Party’s full, faithful and timely payment and performance of all of its obligations under this PPA. Without limiting either Party’s other rights hereunder, upon a Party’s Event of Default, the other Party may exercise the rights and remedies of such Non-Defaulting Party as a secured party, exercise its rights of setoff, and draw on any outstanding Acceptable Security, account, or escrow account, free from any claim or right of any nature whatsoever of the defaulting Party or any Person claiming through such defaulting Party.
8.4
Letters of Credit. For Acceptable Security provided in the form of a Letter of Credit, the Party posting such Letter of Credit (the “Pledgor”) shall cause the renewal of each outstanding Letter of Credit at least thirty (30) days before its expiration or termination. If a Letter of Credit Default occurs or a Letter of Credit has not been renewed or replaced and less than thirty (30) days remain before its expiration, Pledgor must provide substitute Acceptable Security in an aggregate amount equal to the affected Letter of Credit within ten (10) days after the date of the other Party’s written demand to Pledgor. If Pledgor does not do so, the other Party may draw the full undrawn amount of the Letter of Credit and may treat any cash so drawn as Acceptable Security or apply it to amounts due to such Party by the other Party.

8.5
Guaranty. If at any time during which a Guaranty is being provided by a Party to the other Party as all or any portion of the Acceptable Security required hereunder, the providing Party’s Eligible Guarantor ceases to have an Investment Grade Credit Rating, then the providing Party shall replace the Guaranty with other Acceptable Security within five (5) Business Days following the other Party’s written notice.
8.6
Uniform Commercial Code Waiver. This PPA sets forth the entirety of the agreement of the Parties regarding credit, collateral and adequate assurances. Except as expressly set forth in this PPA, neither Party (A) has or will have any obligation to post credit support, pay deposits, make any other prepayments or provide any other financial assurances in any form whatsoever, or (B) has or will have reasonable grounds for insecurity with respect to the creditworthiness of a Party that is otherwise complying with this PPA. The Parties hereby waive all rights relating to adequate assurances relating to financial performance arising from Section 2-609 of the Uniform Commercial Code or case law applying similar doctrines.
8.7
Financial Statements. If a Party provides a Guaranty as Acceptable Security, such Party shall within five (5) Business Days of request provide to the other Party, or cause such providing Party’s Eligible Guarantor to provide to the other Party, the applicable Eligible Guarantor’s most recently available unaudited quarterly and annual audited financial statements, each of which shall be and prepared in accordance with generally accepted accounting principles in the United States, consistently applied. If providing Party’s Eligible Guarantor’s financial statements are publicly available electronically on its website or the website of the SEC, then providing Party shall have met the requirements of this Section 8.7.
Article 9
– DEFAULT AND REMEDIES
9.1
Events of Default of Seller.
(A)
Any of the following shall constitute an Event of Default of Seller as set forth herein:
(1)
A Bankruptcy Event has occurred with respect to Seller;
(2)
Seller fails to deliver and maintain Acceptable Security as provided in Section 8.2 and such failure is not remedied within three (3) Business Days of receipt of written notice of such failure from Buyer;
(3)
Seller’s failure to make any payment due to Buyer under this PPA and such failure is not remedied within five (5) Business Days of receipt of written notice of such failure from Buyer;
(4)
Seller’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Buyer and such failure continues for thirty (30) days after written notice from Buyer or if such breach is not capable of being cured within such thirty (30)-day period, Seller (A) fails to commence to cure such breach within such thirty (30)-day period, (B) fails to thereafter diligently proceed to cure such breach in a manner satisfactory to Buyer in its reasonable discretion or (C) fails to cure such breach within ninety (90) days after notice thereof from Buyer; or

(5)
Any representation or warranty made by Seller in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Buyer and such failure is not cured within fifteen (15) days of written notice from Buyer.
9.2
Events of Default of Buyer.
(A)
Any of the following shall constitute an Event of Default of Buyer:
(1)
A Bankruptcy Event has occurred with respect to Buyer;
(2)
Buyer fails to deliver and maintain Acceptable Security as provided in Section 8.1 and such failure is not remedied within three (3) Business Days of receipt of written notice of such failure from Seller;
(3)
Buyer’s failure to make any payment due hereunder and such failure is not remedied within five (5) Business Days of receipt of written notice of such failure from Seller;
(4)
Buyer’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Seller and such failure continues for thirty (30) days after written notice from Seller or if such breach is not capable of being cured within such thirty (30)-day period, Buyer (A) fails to commence to cure such breach within such thirty (30)-day period, (B) fails to thereafter diligently proceed to cure such breach in a manner satisfactory to Seller in its reasonable discretion or (C) fails to cure such breach within ninety (90) days after notice thereof from Seller;
(5)
Any representation or warranty made by Buyer in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Seller and such failure is not remedied within fifteen (15) days of written notice of such failure from the Seller; or
(6)
Buyer’s failure to comply with the Load Quality Parameters.
9.3
Remedies.
(A)
If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, the other Non-Defaulting Party (the “Non-Defaulting Party”) shall have the right (1) to designate a day, no earlier than the day such notice is effective and no later than twenty (20) days after such notice is effective, as an early termination date (“Early Termination Date”) and accelerate all amounts owing between the Parties and to liquidate and terminate the PPA, (2) withhold any payments due to the Defaulting Party under this PPA or (3) suspend performance.
(B)
The Non-Defaulting Party shall calculate, in a commercially reasonable manner, a Termination Payment as of the Early Termination Date; provided that the Non-Defaulting Party shall not owe the Defaulting Party any Termination Payment.

(C)
As soon as practicable after a liquidation, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Termination Payment. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Party that owes it within fifteen (15) Business Days after such notice is effective.
Article 10
– CHANGE IN LAW
10.1
If Seller’s cost to deliver Energy to Buyer under this PPA is materially increased as a result of judicial, governmental, quasi-governmental (e.g. ERCOT) or regulatory action that occurs after the Effective Date of the PPA (“Change in Law”), then Seller may adjust the MWh Rate, including any component of the MWh Rate, TDSP Rate or Other Pass-Through Amount under this PPA, in order to reflect the increased cost to Seller of supplying Energy to Buyer as a result of such Change in Law; provided, that such cost shall be allocated ratably among all of Seller’s customers utilizing any portion of the Odessa Plant for whom a price adjustment due to a Change in Law applies. Seller shall provide Buyer with written notice of the adjustment, along with a written explanation; provided, that Seller shall use commercially reasonable efforts to mitigate any Change in Law costs; provided, further, there will be no Change in Law adjustment due to any cost, liability, restriction, delay or other consequence arising from or relating to Seller’s failure to comply with Applicable Law, permits, licenses, approvals, authorizations, regulatory requirements, market rules, reliability standards or this PPA other than those arising due to the Change in Law. If there is a change to the MWh Rate due to a Change in Law resulting in a twenty percent (20%) or greater increase to the MWh Rate, then Buyer shall be entitled to terminate this PPA no later than thirty (30) days following receipt of the Change in Law adjustment as described in this Section 10.1. If Buyer terminates, neither Party shall have any liability to the other Party in connection with such termination, other than for obligations that arose prior to such termination. If Buyer, at its sole discretion, elects not to terminate this PPA, Buyer shall have been deemed to accept the Change in Law price increase. If, after a Change in Law occurs that increases the MWh Rate, there is a Change in Law that decreases the MWh Rate, Seller shall adjust the MWh Rate for such decrease; provided, however, the MWh Rate shall never be less than the MWh Rate as of the Effective Date.
Article 11
– CONTRACT ADMINISTRATION AND NOTICES
11.1
Notices in Writing. Notices required by this PPA shall be addressed to the other Party, including both the other Party’s representative for notices and representative on the Operating Committee, at the addresses noted in Exhibit A as either Party updates them from time to time by written notice to the other Party. Any notice, request, consent or other communication required or authorized under this PPA to be given by one Party to the other Party shall be in writing and shall either be hand delivered or mailed (or sent via courier), postage prepaid, to the representative of said other Party. If mailed, the notice, request, consent or other communication shall be simultaneously sent by E-mail or other electronic means. Any such notice, request, consent or other communication shall be deemed to have been received by the close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after such close in which case it shall be deemed received at the close of the next Business Day).

11.2
Representative for Notices. Each Party shall maintain a designated representative to receive notices. Such representative may, at the option of each Party, be the same person as that Party’s representative or alternate representative on the Operating Committee, or a different person. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.
11.3
Authority of Representatives. The Parties’ representatives designated above shall have authority to act for its respective principals in all technical matters relating to performance of this PPA and to attempt to resolve disputes or potential disputes. However, they, in their capacity as representatives, shall not have the authority to amend or modify any provision of this PPA.
Article 12
– FORCE MAJEURE
12.1
Definition of Force Majeure.
(A)
The term “Force Majeure”, as used in this PPA, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party claiming Force Majeure, including acts of God; tornadoes; floods; hurricanes; severe ice storms; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riots; fire; explosion; blockades; insurrection; actions by the TDSP; and actions by any Governmental Authority taken after the date hereof (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority) but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits or approvals required by any Governmental Authority.
(B)
Notwithstanding the foregoing, the term Force Majeure does not include (1) changes in market conditions that affect the cost of supplies, or that affect demand or price for power; (2) any labor strikes, slow-downs or stoppages, or other labor disruptions against either Party’s contractors or subcontractors; or (3) actions or inactions by a Governmental Authority that increase the costs for either Party.
12.2
Applicability of Force Majeure.
(A)
Neither Party shall be responsible or liable for any delay or failure in its performance under this PPA, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is caused by Force Majeure; provided that:
(1)
the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;
(2)
the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;
(3)
the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

(4)
when the non-performing Party is able to resume performance of its obligations under this PPA that Party shall give the other Party written notice to that effect.
(B)
Except as otherwise expressly provided for in this PPA, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this PPA (including payment obligations) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.
12.3
Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by Force Majeure extend this PPA beyond its stated Term. In the event that any delay or failure of performance caused by Force Majeure affecting a Party continues for an uninterrupted period of one hundred eighty (180) days from its inception, the Party not claiming Force Majeure may, at any time following the end of such period, terminate this PPA upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination.
Article 13
– REPRESENTATIONS AND WARRANTIES
13.1
Seller’s Representations and Warranties. As of the Effective Date, Seller hereby represents and warrants as follows:
(A)
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this PPA.
(B)
The execution, delivery, and performance of its obligations under this PPA by Seller have been duly authorized by all necessary corporate action, and do not and will not:
(1)
require any consent or approval by any governing body of Seller, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Buyer upon its request);
(2)
violate any Applicable Law, or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this PPA;
(3)
result in a breach or constitute a default· under Seller’s formation documents or bylaws, or under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this PPA; or
(C)
This PPA is a valid and binding obligation of Seller except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

(D)
The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Seller is a party or any judgment, order, statute or regulation that is applicable to Seller.
(E)
Seller shall obtain and maintain all permits, certificates, consents, approvals, licenses, permits, registrations and other authorizations or other action required by any Governmental Authority authorizing Seller’s execution, delivery and performance of this PPA pursuant to this PPA and such documents, approvals and authorizations shall remain in full force and effect.
(F)
Seller shall comply with all Applicable Laws, regulations and regulatory requirements in effect or that may be enacted during the Term.
13.2
Buyer’s Representations and Warranties. As of the Effective Date (except for Sections 13.2(E), 13.2(F) and 13.2(G)), Buyer hereby represents and warrants as follows:
(A)
Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of Buyer. Buyer has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform its obligations under this PPA.
(B)
The execution, delivery and performance of its obligations under this PPA by Buyer have been duly authorized by all necessary corporate action, and do not and will not:
(1)
require any consent or approval of Buyer’s shareholders;
(2)
violate any Applicable Law, or violate any provision in any corporate documents of Buyer, the violation of which could have a material adverse effect on the ability of Buyer to perform its obligations under this PPA;
(3)
result in a breach or constitute a default under Buyer’s corporate charter or bylaws, or under any agreement relating to the management or affairs of Buyer, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this PPA; or
(4)
result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this PPA) upon or with respect to any of the assets or properties of Buyer now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this PPA.
(C)
This PPA is a valid and binding obligation of Buyer except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

(D)
Energy purchased hereunder is for its own use or use in connection with the Buyer Facility and not for resale unrelated to the Buyer Facility.
(E)
As of the Delivery Date, Buyer owns the infrastructure on Buyer’s side of the Point of Delivery, including the [***] mains, and either operates such infrastructure directly or has contracted with a third party for the operation thereof.
(F)
As of the Delivery Date, Buyer has obtained, or will obtain as of the applicable date, all necessary permits, consents, approvals, licenses, authorizations required for its performance of this PPA.
(G)
As of the Delivery Date, Buyer has obtained all applicable permits on environmental impact relating to its facility and operations.
(H)
The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Buyer is a party or any judgment, order, statute, or regulation that is applicable to Buyer.
Article 14
– INDEMNITY; INSURANCE
14.1
Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other person or entity to the extent arising out of, resulting from or caused by a breach by Indemnifying Party of its obligations under this PPA, violation of any Applicable Laws or by the negligent or tortious acts, errors or omissions of the Indemnifying Party, its Affiliates, its directors, officers, employees or agents. Nothing in this Section shall enlarge or relieve Seller or Buyer of any liability to the other for any breach of this PPA. This indemnification obligation shall apply notwithstanding any negligent or intentional acts, errors or omissions of the Indemnified Party, but the Indemnifying Party’s liability to pay damages to the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent or intentional acts, errors or omissions caused the damages. Neither Party shall be indemnified for its damages resulting from its gross negligence, intentional acts, willful misconduct or fraud. These indemnity provisions shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.
14.2
Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Article 14 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact.
14.3
The Indemnified Party and Indemnifying Party shall cooperate with respect to any settlement issues; provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

14.4
Except as otherwise provided in this Article, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 14, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following an effort by the Indemnified Party to obtain such insurance proceeds.
14.5
If fines, penalties or legal costs are assessed against either Party (“X”) by any court or governmental agency due to the other Party’s (“Y”) failure to comply with all Applicable Laws, regulations or other regulatory requirements, Y shall indemnify and hold harmless Buyer from and against any and all fines, penalties, losses, liabilities, damages, claims and costs (including reasonable attorneys’ fees and court costs) arising out of or incurred as a result, directly or indirectly, of such failure.
14.6
Insurance.
(A)
Seller shall, on or before the Delivery Date and on or before each anniversary thereof, provide Buyer with a copy of insurance certificates reasonably acceptable to Buyer evidencing:
(1)
a minimum of [***] Commercial General Liability Insurance to include sudden and accidental pollution;
(2)
a minimum of [***] Workers’ Compensation/Employer’s Liability Insurance;
(3)
a minimum of [***] Automobile Liability Insurance;
(4)
a minimum of [***] Excess/Umbrella Liability Insurance; and
(5)
further, that the insurance coverages applicable to Seller’s facilities are otherwise in compliance with prudent industry practice. Such certificates shall (A) name Buyer as an additional insured (except worker’s compensation); (B) provide that Buyer shall receive thirty (30) days prior written notice of non-renewal or cancellation of any of the corresponding policies (except that such notice shall be ten (10) days for non-payment of premiums); (C) provide a waiver of any rights of subrogation against Buyer, its Affiliates and their officers, directors, agents, subcontractors and employees; and (D) indicate that the Commercial General Liability policy has been endorsed as described above. All policies shall be written with insurers that Buyer, in its reasonable discretion, deems acceptable (such acceptance will not be unreasonably withheld, conditioned or delayed). All policies shall be written on an occurrence basis, except as provided in Section 14.6(B). All policies shall contain an endorsement that Seller’s policy shall be primary in all instances regardless of like coverages, if any, carried by Buyer. Seller’s liability under this PPA is not limited to the amount of insurance coverage required herein.
(B)
Term and Modification of Insurance.
(1)
All insurance required under this PPA shall cover occurrences during the Delivery Term and for a period of two (2) years after termination of this PPA.

In the event that any insurance as required herein is commercially available only on a “claims-made” basis, such insurance shall provide for a retroactive date not later than the date of this PPA and such insurance shall be maintained by Seller, with a retroactive date not later than the retroactive date required above, for a minimum of five (5) years after the Term.
(2)
If any insurance required to be maintained by Seller hereunder ceases to be reasonably available and commercially feasible in the commercial insurance market, Seller shall provide written notice to Buyer, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for electric generating plants of similar type, geographic location and design. Upon receipt of such notice, Seller shall use commercially reasonable efforts to obtain other insurance which would provide comparable protection against the risk to be insured and Buyer shall not unreasonably withhold its consent to modify or waive such requirement.
(3)
The Parties expressly acknowledge and agree that this Section 14.6 shall survive the termination or expiration of this PPA to the extent necessary for the resolution of claims, known or unknown, which arise from or relate to events, acts or omissions which occurred prior to such termination or expiration and which are made within five (5) years of such termination or expiration.
Article 15
– ASSIGNMENT; FINANCING COOPERATION
15.1
Assignment. Except as permitted in this Section 15.1, neither Party shall assign this PPA or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (A) transfer, sell, pledge, encumber or assign this PPA or the accounts, revenues or proceeds hereof in connection with any Financing or other financial arrangements (any such assignment to a new buyer must be to an entity at least as creditworthy as Buyer), (B) transfer or assign all or any portion of this PPA to an Affiliate of such Party if such Affiliate’s creditworthiness is equal to or higher than that of such Party or (C) transfer or assign this PPA to any person or entity succeeding to all or substantially all of the assets of the assigning Party and whose creditworthiness is equal to or higher than that of such Party. Notwithstanding the foregoing, Seller’s consent is not required for Buyer to assign this PPA, in whole or in part, to (1) the Data Center Lessee or to an Affiliate of the Data Center Lessee, (2) any Affiliate of Buyer or (3) a joint venture (or a subsidiary of a joint venture) of which Buyer or any of its Affiliates is a member that is formed for the purpose of owning, financing, developing or operating the Buyer Facility, in each case subject to the condition that in connection with any such assignment, such assignee’s creditworthiness is equal to or higher than Buyer and such assignee has assumed in writing all of the obligations of Buyer under this PPA (including Buyer’s obligations under Section 8.1) and agreed to be bound by all the terms and conditions of this PPA accruing or arising from and after the effectiveness of such assignment. Any assignment or transfer by Buyer pursuant to this Section 15.1 shall not be effective until such time as Seller receives the Buyer Credit Support Amount from Buyer’s assignee as set forth herein to replace any Buyer Credit Support posted by the assigning Party.

15.2
Financing Cooperation.
(A)
Each Party shall cooperate with and provide reasonable assistance to the other Party, any of the other Party’s actual or potential Financing Parties and the other Party’s insurers with respect to the development, construction, ownership and operation of the Odessa Plant or the Buyer Facility, as applicable.
(B)
Each Party shall use good faith efforts to cooperate with the other Party’s efforts in obtaining and maintaining financing for the development, construction, ownership and operation of the Odessa Plant or the Buyer Facility, as applicable, and shall procure, execute and deliver such documents and do such other things as the other Party or the Financing Parties may reasonably request (and upon terms and conditions that are customary for similar types of financing) in connection therewith, including:
(1)
notices, assignments, acknowledgements, consents, estoppels and other customary deliverables;
(2)
legal opinions (which may be provided from in-house counsel) to the Financing Parties confirming that this PPA is a legal, valid and binding obligation enforceable against the cooperating Party;
(3)
financial statements to the extent available, evidence of insurance and such similar items as may be reasonably requested by the other Party on behalf of the Financing Parties;
(4)
if required by the Financing Parties, a direct agreement between the collateral agent and the cooperating Party within thirty (30) days of a written request by the other Party to do so, on terms reasonably required by the Financing Parties where such terms do not adversely affect the cooperating Party’s rights, including terms (A) allowing the Financing Parties reasonable notice of and opportunity to cure the other Party’s defaults hereunder and providing that the cooperating Party’s rights to terminate this PPA are subject to the Financing Parties’ cure rights; (B) allowing the Financing Parties or their designee to be assigned all of the other Party’s rights hereunder and in the other Party’s other assets in the event of the other Party’s default hereunder, with the right to reassign such rights to a competent replacement owner; provided that such replacement owner agrees in writing to assume the other Party’s obligations under this PPA, provides the cooperating Party with reasonable evidence of its ability to fulfill the other Party’s obligations under this PPA and provides the replacement Acceptable Security for such assignment to be effective; (C) acknowledging the collateral agent’s interests and step-in rights; (D) providing for payment of amounts payable by the other Party to the cooperating Party under this PPA directly to accounts maintained by the collateral agent or the Financing Parties; (E) subordinating all liens and other encumbrances that the cooperating Party may be entitled to under law to the liens and other encumbrances of the Financing Parties; (F) agreeing to enter into a replacement agreement (on identical terms as this PPA) at the request of the Financing Parties if this PPA is rejected in bankruptcy or is similarly terminated, subject to such Financing Parties curing any pre-petition payment amounts or pre-termination payment amounts remaining due to the cooperating Party under this PPA;

(G) allowing the assumed assets to be assigned to a purchaser of substantially all of the other Party’s interest in the Odessa Plant or the Buyer Facility, as applicable; (H) allowing the Financing Parties to assign to a subsequent purchaser of the Odessa Plant or the Buyer Facility, as applicable, the assets that the other Party collaterally assigned; and (I) allowing for other reasonable and customary lender-protective provisions that are not in violation of laws or regulations. For the avoidance of doubt, the Financing Parties shall not alter the risk allocation, remedies, limitations of liability, indemnities, warranty structures, mechanisms, default or termination provisions, dispute resolution procedures or other substantive terms set forth in this PPA unless in an amendment to this PPA executed by the cooperating Party; and
(5)
modifying or clarifying provisions of this PPA as reasonably requested by the Financing Parties or the other Party where such modifications or clarifications do not adversely affect the cooperating Party’s rights.
Article 16
– MISCELLANEOUS
16.1
Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this PPA, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.
16.2
Applicable Laws. This PPA is subject to all Applicable Laws, regulations, rules and orders, except both Parties agree that it is their intention to agree to terms and conditions different from those set forth in the “Customer Protection Rules for Retail Electric Service” as amended, or as may be amended in the future (the “Customer Rules”) of the Substantive Rules. In the event that there is any conflict between the terms contained in this PPA and the Customer Rules, this PPA shall control. The Parties expressly acknowledge that certain terms and conditions addressed in the Customer Rules may not be provided for or referred to in this PPA, and, in such event, it is the intent of the Parties that, to the extent permitted by Applicable Laws, such terms and conditions are hereby waived by the Parties and agreed to be not applicable to the Parties.
16.3
Taxes. Notwithstanding any provision in this PPA to the contrary, Seller shall pay or cause to be paid any and all (A) Taxes imposed on or with respect to the purchase and sale of the Energy prior to the Point of Delivery, (B) present or future Taxes and other impositions of Governmental Authorities relating to the construction, ownership or leasing of the Odessa Plant or any components or appurtenances thereof and (C) Income Taxes imposed by Applicable Law on Seller or any of its Affiliates (collectively, “Seller Taxes”). Buyer shall pay or cause to be paid any and all Taxes imposed on or with respect to the purchase and sale of the Energy at and from the Point of Delivery (excluding, for the avoidance of doubt, any Seller Taxes) (“Buyer Taxes”). In the event Seller is required by Applicable Law to remit or pay any Buyer Taxes, Seller shall timely pay such Buyer Taxes to the applicable Governmental Authority and provide reasonable documentation thereof to Buyer, and Buyer shall promptly reimburse Seller for any such Buyer Taxes. If Buyer is required by Applicable Law to remit or pay any Seller Taxes, Buyer shall timely pay such Seller Taxes to the applicable Governmental Authority and provide reasonable documentation thereof to Seller, and Buyer may (1) deduct the amount of any such Seller Taxes from the sums due to Seller under this PPA or (2) request that Seller promptly reimburse Buyer for any such Seller Taxes. Nothing shall obligate or cause a Party to pay or be liable to pay any Taxes for which it is exempt under Applicable Law. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Seller Taxes and/or Buyer Taxes.
16.4
Service Contract. The Parties acknowledge and agree that, for accounting and tax purposes, this PPA is not and shall not be construed as a capital lease and, pursuant to Section 7701(e)(3) of the Code, this PPA is and shall be deemed to be a service contract.
16.5
No Third-Party Beneficiaries. Nothing in this PPA shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this PPA.
16.6
Relationship of the Parties.
(A)
This PPA shall not be interpreted to create an association, joint venture or partnership between the Parties nor to impose any partnership obligation or liability upon either Party.
(B)
Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform such services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Seller shall be considered employees of Buyer for any purpose; nor shall Seller represent to any person that he or she is or shall become a Buyer employee.
16.7
Survival of Obligations. Cancellation, expiration, or earlier termination of this PPA shall not relieve the Parties of obligations under Sections 3.2; 3.3; 6.2; 6.3; 6.4; 6.5; 6.6; 8.1; 8.2; 8.3; 9.3; 14.1; 14.2; 14.3; 14.4; 14.5; 16.3; 16.13; 16.14; 16.15; and 16.16.
16.8
Severability. In the event any of the terms, covenants or conditions of this PPA, its Exhibits, or the application of any such terms, covenants or conditions, shall be held invalid, illegal or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants and conditions of the PPA and their application not adversely affected thereby shall remain in force and effect; provided, however, that Buyer and Seller shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this PPA with a view toward effecting the purposes of this PPA by replacing the provision that is held invalid, illegal or unenforceable with a valid, legal or enforceable provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.
16.9
Complete Agreement: Amendments. The terms and provisions contained in this PPA constitute the entire agreement between Buyer and Seller with respect to the Energy and shall supersede all previous communications, representations or agreements, either verbal or written, between Buyer and Seller with respect to the sale of Energy hereunder. This PPA may be amended, changed, modified or altered; provided that such amendment, change, modification or alteration shall only be effective if in writing and signed by both Parties hereto.

16.10
Binding Effect. This PPA, as it may be amended from time to time pursuant to this Article, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors-in-interest, legal representatives and assigns permitted hereunder.
16.11
Headings. Captions and headings used in this PPA are for ease of reference only and do not constitute a part of this PPA.
16.12
Counterparts. This PPA may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.
16.13
Governing Law; Venue. The interpretation and performance of this PPA and each of its provisions shall be governed and construed in accordance with the laws of the State of Texas. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, and in the absence of such federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the state courts located in Dallas, Texas, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (A) waives the defense of inconvenient forum, (B) agrees not to commence any suit, action or other proceeding arising out of this PPA or any transactions contemplated hereby other than in any such court and (C) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Applicable Law.
16.14
Limitation of Remedies, Liability and Damages. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS PPA SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES

ACKNOWLEDGE THAT THE DAMAGES ARE NOT A PENALTY, ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
16.15
WAIVER OF JURY TRIAL. NO PARTY TO THIS PPA OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK, AND ALL SUCH PERSONS IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO, A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS PPA, OR ANY OF THE OTHER AGREEMENTS RELATING TO THIS PPA OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 16.15 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 16.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
16.16
Confidentiality. Each Party agrees not to disclose to a third party (other than a Party’s outside counsel, advisors, consultants, accountants, lenders and prospective lenders, investors and prospective investors, prospective purchasers and other agents having a need to know, who agree, or have a professional duty, to maintain the confidentiality of the information) or use for purposes other than related to this PPA, any non-public information of the other Party, including the terms of this PPA, proprietary information provided by one Party to the other pursuant to the terms of this PPA and any other information which has been designed as “confidential” by the disclosing party (collectively, “Proprietary Information”), unless the receiving Party obtains the prior written consent of the disclosing Party. Without limiting the generality of the foregoing, each Party shall observe the same safeguards and precautions with regard to Proprietary Information of the other Party, which such Party observes with respect to its own information of the same or similar kind. Notwithstanding the foregoing either Party may disclose any Proprietary Information that (A) becomes public information through no wrongful act of the receiving Party; or that is provided to the receiving Party by a third party without restriction known to the receiving Party and without breach of this PPA, (B) the receiving Party is required to disclose to comply with an Applicable Laws or (C) in the case of Buyer, such information may be disclosed by Buyer in connection with any regulatory proceeding in its sole discretion. To the extent such Proprietary Information is required to be provided pursuant to Applicable Laws, the Party required to provide such Proprietary Information shall notify the other Party as soon as practicable. To the extent this PPA is filed by Buyer or its Affiliates with the Securities and Exchange Commission or the terms and conditions of this PPA are disclosed publicly by Buyer or its Affiliates, Seller shall have the right to review and comment on such filing or disclosure prior to Buyer making such filing or disclosure.

[Signature Page(s) follows.]

IN WITNESS WHEREOF, the Parties have executed this PPA as of the date first written above.

Seller:

By: /s/ Claudia Morrow

Name: Claudia Morrow

Title: Senior Vice President

Buyer:

By: /s/ Charles Nelson

Name: Charles Nelson

Title: Chairman & CEO

Signature Page to Power Purchase Agreement

EXHIBIT A

[Omitted.]

EXHIBIT B

[Omitted.]

EXHIBIT C

[Omitted.]

EXHIBIT D

[Omitted.]

EXHIBIT E

[Omitted.]